EXHIBIT 10.10

QUANEX CORPORATION

EMPLOYEE PERFORMANCE STOCK AWARD AGREEMENT

<<Name>>
Grantee

Date of Award:	<< >>

Target Number of Shares of Common Stock:	<< >>

AWARD GRANT

1.                                      GRANT OF PERFORMANCE STOCK AWARD. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, an opportunity to receive shares of the Company’s Common Stock, $0.50 par value per share (the “Common Stock”), based upon attainment of the Performance Goals during the Performance Period on the terms and conditions set forth in this Performance Stock Award Agreement (this “Agreement”).

For purposes of this Agreement, the term “Performance Period” means the          -year period beginning                      , 20    , and ending                            , 20    . For purposes of this Agreement, the term “Performance Goals” means                      .

2.                                      FINAL PERFORMANCE FACTOR. The aggregate number of shares of the Common Stock to be issued to you under this Agreement (the “Shares”) is equal to the Target Number of Shares of Common Stock set forth above multiplied by the Final Performance Factor (which is determined as provided below):

2.1           The Final Performance Factor shall be equal to one (1) if (a) the Company achieves the Target Milestone during the Performance Period and does not achieve the Maximum Milestone during the Performance Period and (b) you remain in the active employ of one or more members of the Company Group through the last day of the Performance Period. For purposes of this Agreement, the “Target Milestone” means                       and the “Maximum Milestone” means                      .

2.2           The Final Performance Factor shall be equal to two (2) if (a) the Company achieves the Maximum Milestone during the Performance Period and (b) you remain in the active employ of one or more members of the Company Group through the last day of the Performance Period.

2.3           The Final Performance Factor shall be equal to three-fourths (¾) if (a) the Company achieves the Threshold Milestone during the Performance Period and does not achieve the Target Milestone during the Performance Period and (b) you remain in the active employ of one or more members of the Company Group through the last day of the Performance Period. For purposes of this Agreement, the “Threshold Milestone” means                      .

2.4           If the performance standard achieved with respect to a particular Performance Goal is between the Threshold Milestone and the Target Milestone or between the Target Milestone and the Maximum Milestone, the applicable Final Performance Factor shall be determined by interpolation.

For example, assume that the Committee grants an employee a performance based compensation award under the Plan that is contingent upon achieving Performance Goal A and Performance Goal B,

Employee without Change in Control Agreement

weighting the importance of the goals as 50% and 50%, respectively. The Committee establishes Threshold, Target and Maximum Milestones for each Goal. The Final Performance Factor assigned for achieving the threshold, target and maximum performance standards are ¾, 1 and 2, respectively. Finally, assume that the employee is awarded 2,000 Performance Shares with a Target Value of $100, is continuously employed by the Company throughout the Performance Period and achieves the Maximum Milestone for Performance Goal A, and precisely halfway between the Target and Maximum Milestones for Performance Goal B. The total amount payable to the employee under the award is $250,000, which is determined as follows:  The amount payable to the employee with respect to Performance Goal A is $100,000 (50% (Performance Goal Percentage) x 2,000 (Performance Shares) x $100 (Performance Share Value) x 1 (Final Performance Factor) = $100,000), and the amount payable to the employee with respect to Performance Goal B is $150,000 (50% (Performance Goal Percentage) x 2000 (Performance Shares) x $100 (Target Value) x 1.5 (Final Performance Factor)= $150,000).

2.5           If the Threshold Milestone is not achieved during the Performance Period, then the award pursuant to this Agreement shall lapse and be forfeited as of the last day of the Performance Period.

2.6           The Committee’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons. The Committee may not increase the amount payable under this Agreement.

3.                                      PAYMENT. The Company, on behalf of the Employer, shall cause the Shares to be issued to you on                            , 20     (the “Payment Date”), unless otherwise provided under this Agreement.

4.                                      TERMINATION OF EMPLOYMENT. The following provisions will apply in the event your employment with the Company and all Affiliates (collectively, the “Company Group”) terminates on or before the last day of the Performance Period.

4.1           Termination Generally. If your employment with the Company Group terminates on or before the last day of the Performance Period for any reason other than one of the reasons described in Sections 4.2 through 4.4 below, all of your rights in this Agreement will lapse and be completely forfeited on the date your employment terminates.

4.2           Permanent Disability. Notwithstanding any other provision of this Agreement to the contrary, if your employment with the Company Group terminates because you incur a Permanent Disability before the last day of the Performance Period then the Company will issue to you shares of Common Stock in an amount equal to the product of (1) and (2) where (1) is the number of shares you would have received under this Agreement if your employment with the Company Group had not been terminated before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your employment with the Company Group terminates and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.2 will be paid to you on the Payment Date. After such Shares are issued to you, you will have no further rights with respect to this Agreement and the Company Group will have no further obligations to you pursuant to this Agreement. For purposes of this Section 4.2, you will have a “Permanent Disability” if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

4.3           Death. Notwithstanding any other provision of this Agreement to the contrary, if you die before the last day of the Performance Period and while in the active employ of one or more members of the Company Group, then the Company will issue to your estate shares of Common Stock in an amount equal to the product of (1) and (2) where (1) is the number of shares you would have received under this Agreement if your employment with the Company Group had not been terminated before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your employment with the Company Group terminates and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.3 will be paid to your estate on the Payment Date. After such Shares are issued, the Company Group will have no further obligations to you pursuant to this Agreement.

4.4           Retirement. Notwithstanding any other provision of this Agreement to the contrary, if your employment with the Company Group terminates due to your Retirement before the last day of the Performance Period then the Company will issue to you shares of Common Stock in an amount equal to the product of (1) and (2) where (1) is the number of shares you would have received under this Agreement if your employment with the Company Group had not been terminated before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your employment with the Company Group terminates and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.4 will be paid to you on the Payment Date. After such Shares are issued to you, you will have no further rights with respect to this Agreement and the Company Group will have no further obligations to you pursuant to this Agreement. For purposes of this Section 4.4 “Retirement” means the voluntary termination of your employment relationship with the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

5.                                      TAX WITHHOLDING. To the extent that the issuance of Shares pursuant to this Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company or the legal entity that is a member of the Company Group and that is classified as your employer (the “Employer”) has a withholding obligation, you shall deliver to the Company at the time of such receipt or issuance, as the case may be, such amount of money as the Company or the Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from the Shares or from any cash or stock remuneration or other payment then or thereafter payable to you by the Company or the Employer any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of Common Stock sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

6.                                      NONTRANSFERABILITY. This Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution. Your rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company Group shall not be bound thereby.

7.                                      CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the award granted under this Agreement shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.                                      AWARD UNDER THIS AGREEMENT DOES NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the award granted to you under this Agreement. Only after the Shares are issued in exchange for your rights under this Agreement will you have all of the rights of a shareholder with respect to such Shares issued in exchange for your rights under this Agreement.

9.                                      EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.

10.                               NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

11.                               SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

12.                               LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

13.                               REGISTRATION. The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

14.                               SALE OF SECURITIES. The Shares that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

15.                               EMPLOYER LIABLE FOR PAYMENT. The Employer is liable for the payment of any amounts that become due under this Agreement.

16.                               MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.

In accepting the award granted in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

QUANEX CORPORATION

Raymond Jean – Chief Executive Officer